SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

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Huron Consulting Group Inc.

(Name of Registrant as Specified in its Charter)

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550 W. Van Buren

Chicago, IL 60607

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 3, 2005

The Annual Meeting of Stockholders of Huron Consulting Group Inc. (the “Company”) will be held at the 8th floor of the Company’s corporate offices located at 550 West Van Buren Street, Chicago, Illinois 60607 on May 3, 2005, at 2:00 p.m., Central Standard Time, for the following purposes:

1) To elect two Directors to the Board of Directors;

2) To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the Company for the fiscal year ending December 31, 2005;

3) To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on March 14, 2005 will be entitled to notice of and to vote at the meeting.

Stockholders, whether or not they expect to be present at the meeting, are requested to sign and date the enclosed proxy, which is solicited on behalf of the board of directors, and return it promptly in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time prior to the meeting, and stockholders who are present at the meeting may withdraw their proxies and vote in person.

By Order of the Board of Directors

Natalia Delgado, Corporate Secretary

Chicago, Illinois

March 31, 2005

PROXY STATEMENT

for

ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies to be voted at the 2005 Annual Meeting of Stockholders of Huron Consulting Group Inc. (the “Company, “ “we” or “us”). The 2005 Annual Meeting will be held on Tuesday, May 3, 2005 at 2:00 p.m., Central Standard Time, at the 8th floor of the Company’s corporate offices located at 550 West Van Buren Street, Chicago, Illinois 60607. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about March 31, 2005.

GENERAL INFORMATION ABOUT THE MEETING

Quorum and Voting Requirements

The Company has one class of Common Stock. Each share of Common Stock is entitled to one vote upon each matter to be voted on at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of directors. Only stockholders of record at the close of business on March 14, 2005 (the “Record Date”) will be entitled to vote at the Annual Meeting. As of the Record Date, there were 16,366,909 shares of Common Stock issued and outstanding.

The accompanying proxy is solicited from the holders of the Common Stock on behalf of the board of directors of the Company and is revocable at any time by giving written notice of revocation to the Secretary of the Company prior to the Annual Meeting or by executing and delivering a later-dated proxy by mail prior to the Annual Meeting. Furthermore, the stockholders who are present at the Annual Meeting may revoke their proxies and vote in person. All shares of the Company’s Common Stock represented by properly executed and unrevoked proxies will be voted by the proxies in accordance with the directions given therein. Where no instructions are indicated, properly executed proxies will be voted “FOR” the proposals set forth in this Proxy Statement for consideration at the Annual Meeting. The directors expect shares of the Common Stock held by executive officers and directors of the Company will be voted “FOR” such proposals.

A quorum consisting of at least one-third of shares of Common Stock issued and outstanding must be present at the meeting for any business to be conducted. Shares of Common Stock entitled to vote and represented by properly executed, returned and unrevoked proxies, including shares with respect to which votes are withheld, abstentions are cast or there are broker non-votes, will be considered present at the meeting for purposes of determining a quorum.

PROPOSAL 1

ELECTION OF DIRECTORS

Board of Directors

The Company’s third amended and restated certificate of incorporation divides the Company’s board of directors into three classes, with each class being elected to a staggered three-year term.

The Board has nominated George E. Massaro and Paul G. Yovovich as Class I Directors to be voted upon at the 2005 Annual Meeting, to serve terms ending at the 2008 Annual Meeting. Deborah A. Bricker and DuBose Ausley are Class II Directors serving terms ending at the 2006 Annual Meeting. James D. Edwards, Gary E. Holdren and John McCartney are Class III Directors serving terms ending at the 2007 Annual Meeting. The board of directors has determined that Messrs. McCartney, Edwards and Ausley and Ms. Bricker are “independent” as defined in the applicable listing standards of The Nasdaq Stock Market, Inc. (“Nasdaq”).

This Proxy Statement relates only to the solicitation of proxies from the stockholders with respect to the election of two Class I Directors to be elected by them and the other matters described herein. The board of directors knows of no reason that either Mr. Massaro or Mr. Yovovich might be unavailable to serve as the Class I Directors, and each has expressed an intention to serve, if elected. If either Mr. Massaro or Mr. Yovovich is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the board of directors may recommend. There are no arrangements or understandings between any of the persons nominated to be a Class I Director and any other person pursuant to which any of such nominees was selected.

The election of a director requires the affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote; provided that a quorum of at least one-third of the outstanding shares of Common Stock are represented at the meeting. Shares of Common Stock held by stockholders electing to abstain from voting and “broker non-votes” will be counted towards the presence of a quorum but will not be considered present and voting. Therefore, abstentions and “broker non-votes” will have no impact on the election of directors. Properly executed proxies submitted pursuant to this solicitation will be voted for the election of Mr. Massaro and Mr. Yovovich as Class I Directors, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF MR. MASSARO AND MR. YOVOVICH AS CLASS I DIRECTORS.

The tables below set forth certain information regarding the directors of the Company.

Nominees to Board of Directors

Name	Age	Principal Occupation	Director Since	Class and Year in Which Term Expires
George E. Massaro	57	Vice Chairman of the Company and Huron Consulting Services LLC	2004	Class I 2008

Paul G. Yovovich	51	President and member of Lake Capital Management LLC	2004	Class I 2008

George E. Massaro has served as a director since May 2004 and Vice Chairman since
March 2005. He also serves as Vice Chairman of Huron Consulting Services LLC. As
Vice Chairman, Mr. Massaro will dedicate his efforts to critical strategic initiatives for us, including major client assignments. He served as our Chief Operating Officer and as
Chief Operating Officer of Huron Consulting Services LLC from June 2003 until March
2005. Mr. Massaro joined Huron Consulting Services LLC in August 2002 as a managing director and subsequently became the leader of our disputes and investigations and valuation services practices. Previously, he served as the managing partner of Arthur Andersen LLP’s 1,200 person New England practice from 1998 to
2002 and managing partner of the Boston office from 1995 to 1998. Mr. Massaro has served clients in the financial services and high technology industries. Mr. Massaro serves as a director of Charles River Laboratories, a provider of research products and preclinical services for the biomedical community, and of Eastern Bank Corporation, an independent mutual bank holding company in New England. He is a certified public accountant.

Paul G. Yovovich was appointed to our board of directors on November 2, 2004. Mr.
Yovovich served as the Chief Executive Officer of Huron Consulting Group Inc. from our inception through April 2004. Mr. Yovovich has served as president of Lake Capital
Management LLC since 1999. Lake Capital Management LLC assisted in our formation and provided management services to us prior to the initial public offering of our shares.
Lake Capital Management LLC is an affiliate of HCG Holdings LLC, the holder of approximately 54.4% of our issued and outstanding shares. Previously, he held a variety of executive positions and was president of Advance Ross Corporation, an international financial services company, from 1993 to 1996. Mr. Yovovich serves on the board of
3Com Corporation, a provider of voice and data networking products, services and solutions, and several private companies. Mr. Yovovich is a certified public accountant.

Directors Not Standing For Election

Name	Age	Principal Occupation	Director Since	Class and Year in Which Term Expires
DuBose Ausley	67	Attorney, Ausley & McMullen	2004	Class II 2006

Deborah A. Bricker	52	President, Bricker Partners LLC	2004	Class II 2006

James D. Edwards	61	Retired, Managing Partner—Global Markets at Arthur Andersen LLP	2004	Class III 2007

Gary E. Holdren	54	Chairman, Chief Executive Officer and President of Huron Consulting Group Inc. and Huron Consulting Services LLC, our operating subsidiary	2004	Class III 2007

John McCartney	52	Chairman, Westcon Group, Inc.	2004	Class III 2007

DuBose Ausley was appointed to our board of directors on October 12, 2004. He is an employee of Ausley & McMullen, a law firm in Tallahassee, Florida, where he was
Chairman for more than 25 years prior to June 2002. Mr. Ausley is a director of Capital
City Bank Group, Inc., a financial services holding company, Tampa Electric Co., Inc.
and TECO Energy, Inc., public utilities operating in the State of Florida, Blue Cross and
Blue Shield of Florida, Inc. and Sprint Corporation, a global communications company.
He was also Chairman of the Capital City Bank Group, Inc. from 1982 to 2003.

Deborah A. Bricker was appointed to our board of directors on October 12, 2004. She has served as the President of Bricker Partners LLC, a private investment and management consulting company, since 1999. Ms. Bricker previously founded and was president of Bricker & Associates, Inc., an operational improvement consulting firm, from 1978 to 1999, when it was sold to Keane, Inc. She currently serves on the board of directors of Forsythe Technology, Inc., a national provider of technology infrastructure solutions, and on the boards of several not-for-profit institutions, including The
Goodman Theatre, where she was the immediate past chairman, The Chicago Public
Library Foundation, The University of Chicago Hospitals & Health System and The
Chicago Public Education Fund.

James D. Edwards was appointed to our board of directors on October 12, 2004. Mr.
Edwards retired in 2002 as managing partner-global markets of Arthur Andersen LLP, a position he had held since 1998. Mr. Edwards began his career with Arthur Andersen
LLP in 1964 and served in several positions after that time. Mr. Edwards is also a director of IMS Health Incorporated, a global provider of information solutions to the pharmaceutical and healthcare industries, Transcend Services, Inc., a provider of medical transcription services to the healthcare industry and Crawford & Company, a global provider of claims management solutions. Mr. Edwards is a member of the
American Institute of Certified Public Accountants.

Gary E. Holdren has served as our Chief Executive Officer and President and as a director since May 2004 and as Chief Executive Officer of Huron Consulting Services
LLC, our operating subsidiary, since June 2003 and President of Huron Consulting
Services LLC since we commenced operations in May 2002. He was elected Chairman of the board of directors on November 3, 2004. Previously, he was a partner and the midwest director of global client services of Arthur Andersen LLP, where he also served on the U.S. management committee from 1991 to 1998, and the executive council of
Andersen Worldwide from 1994 to 1998. Mr. Holdren has more than 30 years of experience consulting with corporations and legal counsel on complex financial and business matters as well as extensive experience serving as an expert witness. He has extensive consulting experience in international tax, antitrust and corporate civil damages and has testified as an accounting and industry expert in federal tax court and federal district courts. Mr. Holdren is a member of the board of directors of the Lyric
Opera of Chicago and Cowboy Dreams, a Chicago-area charitable organization. He also serves on the executive committee and board of directors of The Joffrey Ballet of
Chicago, and is a member of the Business Advisory Council of the Richard T. Farmer
School of Business, Miami University. Mr. Holdren is a certified public accountant.

John McCartney was appointed to our board of directors on October 12, 2004. He has served as a director of Westcon Group, Inc., a specialty distributor of networking and communications equipment, since August 1998 and was elected chairman of the board of directors in January 2001. Mr. McCartney served as vice chairman of the board of directors of Datatec Limited, a networking technology and services company, from
October 1998 until May 2004. Since December 2003, he has served as chairman of the board of First Circle Medical, Inc., a privately-held medical therapy company. Since
1998, Mr. McCartney has served as a director of A.M. Castle Corporation, a steel distributor, and he currently serves as lead director, chairman of the audit committee and a member of the governance committee. From June 1997 to March 1998, he held the position of president of 3Com Corporation’s Client Access Unit. He joined the executive management team of US Robotics in March 1984 as vice president and chief financial officer and served in various executive capacities until serving as president and chief operating officer of US Robotics from January 1996 until its merger with 3Com
Corporation in June 1997. Mr. McCartney is a certified public accountant.

Executive Officers

The Company’s executive officers are as follows:

Name	Age	Position
Gary E. Holdren	54	Chairman of the Board, Chief Executive Officer and President
George E. Massaro	57	Vice Chairman of the Board
Daniel P. Broadhurst	46	Vice President of Operations and Assistant Secretary
Gary L. Burge	51	Vice President, Chief Financial Officer and Treasurer
Natalia Delgado	51	General Counsel and Corporate Secretary
James K. Rojas	36	Vice President of Corporate Development
Mary M. Sawall	49	Vice President, Human Resources

Gary E. Holdren’s biographical information is provided above under the caption “Election of Directors—Directors Not Standing For Reelection.”

George E. Massaro’s biographical information is provided above under the caption “Election of Directors—Nominees to Board of Directors.”

Daniel P. Broadhurst has served as our Vice President of Operations since March 2005. He has served as Vice President and Assistant Secretary of Huron Consulting Services LLC since January 2004 and as a Managing Director of Huron Consulting Services LLC since May 2002. Mr. Broadhurst served as our Vice President, Quality and Corporate Development from May 2004 to March 2005 and as Assistant Secretary since May 2004. In his new capacity, he will assist with the day-to-day operations. He will work closely with the Huron Consulting Services LLC practice group leaders regarding practice performance, resource planning and all other aspects of business planning. He will continue to serve as the Quality Officer for Huron Consulting Services LLC. His expertise covers large and complex accounting and litigation matters related to international and domestic tax law, regulatory issues, breach of contract, purchase price disputes, intellectual property, fraud, tort, environmental, and other claims against government agencies. Previously, Mr. Broadhurst served as managing partner of Arthur Andersen LLP’s 450 person Central Region economic and financial consulting group from 1998 through 2002 and managing partner for the Central Region litigation consulting group from 1996 through 1997. He is a certified public accountant.

Gary L. Burge has served as our Vice President, Chief Financial Officer and Treasurer since May 2004 and as Vice President, Chief Financial Officer and Treasurer of Huron Consulting Services LLC since November 2002. Prior to joining us, he served as the chief financial officer for PrimeCo Wireless Communications from 2001 to 2002. From 1999 to 2001, Mr. Burge served as chief financial officer for Morningstar, Inc., a globally recognized provider of investment information and services to the individual and institutional marketplace. During his career, he has also held various senior management and leadership roles with 360° Communications Company, a wireless communications company, Sprint Corporation, a global communications company, and Centel Corporation, a telecommunications company, where he held positions in finance, information technology, engineering and mergers and acquisitions. Mr. Burge began his career in professional services with Deloitte & Touche LLP. He is a member of the Department of Accountancy Advisory Board of Northern Illinois University. Mr. Burge is a certified public accountant.

Natalia Delgado has served as our General Counsel and Corporate Secretary since September 2004. From January 1999 to September 2004, she was a principal at the law firm of Goldberg, Kohn, Bell, Black, Rosenbloom & Moritz, Ltd. Prior to that, Ms. Delgado was a partner at the law firm of Jenner & Block. For more than 23 years, Ms. Delgado has represented clients in securities and corporate matters, including public offerings, mergers and acquisitions and corporate restructurings. Her practice has also involved advising clients regarding compliance with securities laws and corporate governance. Ms. Delgado is a member of the board of directors of the National Women’s Law Center and is a member of the Committee of Visitors of the University of Michigan Law School.

James K. Rojas has served as our Vice President of Corporate Development since March 2005. He has served as a managing director of Huron Consulting Services LLC since May 2002. Mr. Rojas will focus his energies on managing alliances, joint ventures, acquisitions and workforce development. His expertise includes large and complex litigation matters related to international and domestic tax law, breach of contract, fraud, environmental issues and antitrust. Mr. Rojas also has provided interim management services to clients, leading groups of over 300 finance and accounting professionals. Most recently, Mr. Rojas had administration responsibilities for the Disputes and Investigations practice of Huron Consulting Services LLC in Chicago. Previously he was a partner at Arthur Andersen LLP. He is a certified public accountant.

Mary M. Sawall has served as our Vice President, Human Resources since May 2004, as Vice President, Human Resources of Huron Consulting Services LLC since January 2004 and as Managing Director and head of Human Resources of Huron Consulting Services LLC since May 2002 when we commenced operations. Previously, she was executive vice president of human resources at Encore Development, a technology solutions provider, from 2000 to 2002, and at marchFIRST Inc., a global business and technology solutions provider, from 1998 to 2000. She has also served as director of human resources for the Illinois practice of Deloitte & Touche LLP and has had financial and administrative management positions at Booz Allen Hamilton, a global strategy and technology consulting firm, and Cambridge Associates, a provider of investment and financial research and consulting services to nonprofit institutions.

Board Meetings and Committees

The board of directors conducts its business through meetings of the full board, actions taken by written consent in lieu of meetings and by the actions of its committees. During the period beginning on October 12, 2004, the date of our initial public offering (“IPO”) and the formation of our board of directors, and ending on December 31, 2004, the board of directors held one board meeting and one meeting each of its Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Its Compensation Committee also took action by written consent one time. During the period beginning on October 12, 2004 until year end, all of the board members attended the board meeting and committee meetings on which they served. Although the Company does not have a formal policy regarding director attendance at our Annual Meeting of Stockholders, we encourage directors to attend.

The board of directors operates in part through its three committees: Audit, Compensation and Nominating and Corporate Governance.

Audit Committee. The functions performed by the Audit Committee are described in the Audit Committee Charter and include overseeing our accounting and financial reporting processes, overseeing the audits of our financial statements, and retaining and discharging our auditors. The Audit Committee is composed of Messrs. McCartney (Chairperson), Edwards and Ausley. The Audit Committee Charter is available on the Company’s Web site at www.huronconsultinggroup.com, and a copy is attached to this Proxy Statement as Appendix A. All current Audit Committee members are “independent,” as defined in the applicable listing standards of Nasdaq. The board of directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee. The board of directors has also designated each of Messrs. McCartney and Edwards as an audit committee financial expert as defined by the applicable securities regulations. The Report of the Audit Committee for the fiscal year ended December 31, 2004 appears below under the caption “RATIFICATION AND APPOINTMENT OF AUDITORS—Report of the Audit Committee.”

Compensation Committee. The Compensation Committee reviews and administers all compensation arrangements for executive officers and establishes and reviews general policies relating to the compensation and benefits of our officers and employees. The Compensation Committee is also responsible for director compensation. All current Compensation Committee members are “independent” as defined in the applicable listing standards of Nasdaq. The Compensation Committee is composed of Ms. Bricker (Chairperson) and Messrs. McCartney and Ausley. The Compensation Committee Charter is available on the Company’s Web site at www.huronconsultinggroup.com. The Report of the Compensation Committee on Executive Compensation appears below under the caption “EXECUTIVE COMPENSATION—Report of the Compensation Committee on Executive Compensation.”

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s responsibilities include identifying and recommending to the board appropriate director nominee candidates and providing oversight with respect to corporate governance matters. All current Nominating and Corporate Governance Committee members are “independent” as defined in the applicable listing standards of Nasdaq. The Nominating and Corporate Governance Committee is composed of Messrs. Edwards (Chairperson) and Ausley and Ms. Bricker. The Nominating and Corporate Governance Committee Charter is available on the Company’s Web site at www.huronconsultinggroup.com.

Directors may be nominated by the board of directors or by stockholders in accordance with the Bylaws of the Company. The Nominating and Corporate Governance Committee will review all proposed nominees for the board of directors, including those proposed by shareholders as provided below. The committee will review the person’s judgment, experience, independence, understanding of the Company’s business or other related industries and such other factors as the Nominating and Corporate Governance Committee determines are relevant in light of the needs of the board of directors and the Company. The board of directors believes that its nominees should reflect over time a diversity of experience, gender, race, ethnicity and age. The Nominating and Corporate Governance Committee will select qualified candidates and review its recommendations with the board of directors, which will decide whether to invite the candidate to be a nominee for election to the board of directors.

If the Nominating and Corporate Governance Committee receives a nominee recommendation from a stockholder or group of stockholders that has beneficially owned more than 5% of the Company’s voting common stock for at least one year as of the date of the recommendation, the name of the candidate, the name(s) of the stockholder(s) who recommended the candidate and whether the Nominating and Corporate Governance Committee chose to nominate the candidate must be provided, if the consent of both the stockholder and the candidate has been received.

For a stockholder to submit a candidate for consideration by the Nominating and Corporate Governance Committee, a stockholder must notify the Company’s corporate secretary. In addition, our Bylaws permit stockholders to nominate directors at a stockholder meeting. To make a director nomination at the 2006 Annual Meeting, a shareholder must notify the Company’s corporate secretary within the time periods specified under “Submission of Stockholder Proposals” below in the proxy statement. Notices should be sent to: Corporate Secretary, Huron Consulting Group, 550 W. Van Buren, 17th Floor, Chicago, Illinois 60607, or corporatesecretary@huronconsultinggroup.com. In either case, the notice must meet all of the requirements contained in our Bylaws.

The notice must set forth:

•	the name, age, business address and residence address of the proposed nominee;

•	the principal occupation or employment of the proposed nominee;

•	the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person;

•	any other information relating to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

•	any other information the stockholder believes is relevant concerning the proposed nominee;

•	a written consent of the proposed nominee(s) to being named as a nominee and to serve as a director if elected;

•	whether the proposed nominee is going to be nominated at the annual meeting of stockholders or is only being provided for consideration by the Nominating and Corporate Governance Committee;

•	the name and record address of the stockholder who is submitting the notice;

•	the class or series and number of shares of voting stock of the Company which are owned of record or beneficially by the stockholder who is submitting the notice;

•	a description of all arrangements or understanding between the stockholder who is submitting the notice and any other person (naming such person) pursuant to which the nomination is being made by the stockholder who is submitting the notice;

•	if the stockholder who is submitting the notice intends to nominate the proposed nominee at the annual meeting of stockholders, a representation that the stockholder is a holder of record of Company stock entitled to vote at the meeting and intends to appear in person or by proxy at the annual meeting to nominate the proposed nominee named in the notice; and

•	any other information relating to the stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Stockholder Communications Policy

The Company’s board of directors has established a process for stockholders to send communications to the board of directors. Stockholders may communicate with any member of the board of directors, including the chairperson of any committee, an entire committee or the independent directors or all directors as a group, by sending written communications to:

Corporate Secretary

Huron Consulting Group Inc.

550 West Van Buren Street

Suite 1700

Chicago, Illinois 60607

E-mail messages should be sent to corporatesecretary@huronconsultinggroup.com.

A stockholder must include his or her name and address in any such written or e-mail communication. The communication must indicate that the sender is a Company stockholder.

Each communication intended for the board of directors and received by the Corporate Secretary which is related to the operation of the Company and is not otherwise commercial in nature will be forwarded to the specified party following its clearance through normal security procedures. The communication will not be opened, but rather will be forwarded unopened to the intended recipient.

Compensation of Directors

Prior to the Company becoming public, we did not compensate our directors for their service as members of our board of directors. We now pay each of our independent directors $20,000 per year and $1,000 for each meeting of the board of directors or any committee of the board that he or she attends. We also pay a fee of $10,000 to the chairman of the Audit Committee and a fee of $7,500 to the chairs of each of the Compensation Committee and Nominating and Corporate Governance Committee for acting as a committee chair. On October 12, 2004, we granted each independent director options exercisable for 12,903 shares of our common stock under our 2004 Omnibus Stock Plan. These options have a per share exercise price equal to $15.50, the public offering price. We may make further grants of restricted common stock to independent directors under our 2004 Omnibus Stock Plan. One-third of the options granted to directors vested on the grant date and one-third will vest on each of the next two annual meetings. All of our directors are reimbursed for out-of-pocket expenses for attending board and committee meetings.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon the Company’s review of forms filed by directors, officers and certain beneficial owners of the Company’s Common Stock (the “Section 16(a) Reporting Persons”) pursuant to Section 16 of the 1934 Act, the Company has identified the following late filings by the Section 16(a) Reporting Persons:

Gary E. Holdren

Daniel P. Broadhurst

The late filings (each with respect to one report covering one transaction) were made with respect to option exercises in 2004 and were the result of an administrative oversight.

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the Record Date, certain information regarding the beneficial ownership of our common stock by:

•	each person known by us to beneficially own 5% or more of our common stock;

•	each member of our board of directors;

•	each of our named executive officers; and

•	all directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the Securities and Exchange Commission (the “SEC”), and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security, and includes options that are currently exercisable or exercisable within 60 days. Each director, officer or 5% or more stockholder, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply.

Name of beneficial owner (1)	Beneficial Ownership
	Shares	%
HCG Holdings LLC (2)	8,864,576	54.2%
Terence M. Graunke (2)	8,864,576	54.2
Paul G. Yovovich (2)	8,864,576	54.2
Gary E. Holdren (3)	702,179	4.3
George E. Massaro (4)	103,254	*
Daniel P. Broadhurst(5)	50,483	*
Gary L. Burge (6)	46,660	*
Mary M. Sawall (7)	35,305	*
DuBose Ausley (8)	8,602	*
Deborah A. Bricker (8)	18,202	*
James D. Edwards (8)	11,802	*
John McCartney (8)(9)	8,602	*
All directors and executive officers as a group (12 persons) (10)	9,898,170	60.5

*	indicates less than 1% ownership.

(1)	The principal address of HCG Holdings LLC, Terence M. Graunke and Paul G. Yovovich is c/o Lake Capital Partners LP, 676 North Michigan Avenue, Suite 3900, Chicago, Illinois 60611. The principal address for each of the other stockholders listed below is c/o Huron Consulting Group Inc., 550 West Van Buren Street, Chicago, Illinois 60607.

(2)	Lake Capital Partners LP and Lake Capital Management LLC are members of HCG Holdings LLC and collectively have investment and voting control over the shares of our common stock held by HCG Holdings LLC. Lake Capital Investment Partners LP is the sole general partner of Lake Capital Partners LP and Lake Partners LLC is the sole general partner of Lake Capital Investment Partners LP. Terence M. Graunke and Paul G. Yovovich are the members and managers of Lake Partners LLC as well as members of the investment committee of Lake Capital Investment Partners LP and, in such roles, these individuals have investment and voting control over, and may be deemed to be the beneficial owners of, the shares ultimately controlled by Lake Capital Investment Partners LP. Mr. Graunke is also the controlling member of Lake Capital Management LLC and, pursuant to the Lake Capital Management LLC operating agreement, has investment and voting control over, and may be deemed to be the beneficial owner of, the shares controlled by that entity. Each of Lake Capital Partners LP, Lake Capital Investment Partners LP, Lake Partners LLC, Lake Capital Management LLC, Mr. Graunke and Mr. Yovovich disclaim beneficial ownership of the shares of common stock owned by HCG Holdings LLC.

(3)	Includes 10,869 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also, includes 158,700 shares of restricted common stock and 521,740 shares held in trust for Mr. Holdren’s wife and children as to which he disclaims beneficial ownership. Does not include any shares in respect of Mr. Holdren’s ownership of 1.7% of the outstanding common interests in HCG Holdings LLC.

(4)	Includes 59,784 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also includes 32,600 shares of restricted common stock. Does not include any shares in respect of Mr. Massaro’s ownership of 0.2% of the outstanding common interests in HCG Holdings LLC.

(5)	Includes 16,846 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also includes 10,900 shares of restricted common stock. Does not include any shares in respect of Mr. Broadhurst’s ownership of 0.1% of the outstanding common interests in HCG Holdings LLC.

(6)	Includes 21,738 shares issuable upon exercise of option that are exercisable currently or within 60 days of the Record Date. Also includes 10,900 shares of restricted common stock. Does not include any shares in respect of Mr. Burge’s ownership of 0.1% of the outstanding common interests in HCG Holdings LLC.

(7)	Includes 22,554 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also includes 6,500 shares of restricted common stock.

(8)	On October 12, 2004, we granted to each independent director options exercisable for 12,903 shares of our common stock. One-third of these options vested on the grant date and one-third will vest on each of the next two annual meetings. The shares listed for Mr. Ausley, Ms. Bricker, Mr. Edwards and Mr. McCartney include the shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date.

(9)	Does not include any shares in respect of Mr. McCartney’s ownership of 0.1% of the outstanding common interests in HCG Holdings LLC.

(10)	Includes an aggregate of 185,782 shares issuable upon exercise of options held by members of the group that are exercisable currently or within 60 days of the Record Date. Also includes 239,200 shares of restricted common stock.

EXECUTIVE COMPENSATION

The following table sets forth a history of the annual and long-term compensation awarded to, earned by or paid by the Company and its subsidiaries during 2004 and 2003 to each person serving as Chief Executive Officer at any time during the fiscal year ended December 31, 2004, and to each of the other four highest paid executive officers of the Company (collectively, the “Named Executive Officers”) at the end of the fiscal year ended December 31, 2004.

Summary Compensation Table

		Annual Compensation			Long-term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Securities Underlying Options/ SARs (#)	Restricted Stock Award(s) (2)	All Other Compensation(3)
Gary E. Holdren Chief Executive Officer and President	2004 2003	$800,000 750,000	$850,000 500,375	$53,918 —	43,479 43,479	158,700 —	$72,131 23,412

George E. Massaro Chief Operating Officer(4)	2004 2003	$600,000 450,000	300,000 350,625	— —	21,740 86,958	32,600 —	$46,957 22,980

Daniel P. Broadhurst Vice President and Assistant Secretary(5)	2004 2003	$485,000 485,000	142,000 184,167	— —	2,174 6,522	10,900 —	$21,866 18,963

Gary L. Burge Chief Financial Officer	2004 2003	$250,000 225,000	175,000 75,000	— —	6,522 2,174	10,900 —	$32,021 16,649

Mary M. Sawall Vice President, Human Resources	2004 2003	$250,000 225,000	150,000 100,000	— —	6,522 8,696	6,500 —	$24,617 15,540

(1)	Other annual compensation consists of personal use of a corporate jet leased as needed by the Company. Other amounts, which are under the thresholds for reporting, were earned by Messrs. Massaro and Broadhurst in connection with the gross-up for taxes paid to multiple states and the payment for tax assistance services.

(2)	The aggregate holdings and market value of the unvested restricted common stock held as of December 31, 2004, by the individuals listed are: Mr. Holdren (158,700 shares, $3,523,140); Mr. Massaro (32,600 shares, $723,720); Mr. Broadhurst (10,900 shares, $241,980); Mr. Burge (10,900 shares, $241,980); and Ms. Sawall (6,500 shares, $144,300). The “value” is calculated according to SEC rules assuming all shares are vested as of December 31, 2004, which in fact, they have not. The shares vest 25% annually over four years from the grant date.

(3)	All other compensation consists of the following:

		Mr. Holdren	Mr. Massaro	Mr. Broadhurst	Mr. Burge	Ms. Sawall
Long-term disability insurance premiums	2004 2003	$8,336 7,382	$6,577 5,988	$4,833 4,594	$1,768 1,621	$1,669 1,496

Life insurance premiums	2004 2003	4,030 4,030	5,052 4,992	2,369 2,369	3,049 3,028	2,065 2,044

Special payout for earned but unused paid time off	2004 2003	47,465 —	23,028 —	2,364 —	14,904 —	8,583 —

401(k) match	2004 2003	12,300 12,000	12,300 12,000	12,300 12,000	12,300 12,000	12,300 12,000
(4)	Mr. Massaro became Vice Chairman of the Company on March 15, 2005.

(5)	Mr. Broadhurst became Vice President of Operations on March 15, 2005.

Option Grants in Last Fiscal Year

The following table sets forth information regarding stock options granted to the Named Executive Officers during fiscal 2004 pursuant to the Company’s stock option plans.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for the Option Term(1)
Name	Number of Securities Underlying Options Granted(2)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/share)	Expiration Date	0%	5%	10%
Gary E. Holdren	43,479	7.92%	1.9550	03/17/2014	$588,923	$1,012,843	$1,662,854
George E. Massaro	21,740	3.96%	1.9550	03/17/2014	294,468	506,433	831,446
Daniel P. Broadhurst	2,174	0.40%	1.9550	03/17/2001	29,447	50,643	83,145
Gary L. Burge	6,522	1.19%	1.9550	03/17/2014	88,340	151,930	249,434
Mary M. Sawall	6,522	1.19%	1.9550	03/17/2014	88,340	151,930	249,434

(1)	Calculated on the assumption that the market value of the underlying stock increases at the stated values compounded annually for the ten-year term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. The potential realizable value is calculated based on assumed rates of stock appreciation of 0%, 5% and 10% compounded annually from the date the options were granted until their expiration date. The assumed 0%, 5% and 10% rates of stock appreciation are based on the IPO price of $15.50 per share. The numbers are calculated based on the requirements of the SEC and do not reflect out estimate of future stock price growth.

(2)	All options vest 25% on each grant anniversary over four years, subject to the executive’s continued employment.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during fiscal 2004 and unexercised options held as of the end of fiscal 2004.

Name	Number of Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised in-the- Money Options at December 31, 2004(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Gary E. Holdren	10,870	98,754	0	76,088	0	1,585,402
George E. Massaro	0	0	54,349	86,959	1,188,798	1,836,987
Daniel P. Broadhurst	9,784	93,388	16,303	7,065	361,552	149,781
Gary L. Burge	0	0	20,108	8,153	445,635	167,308
Mary M. Sawall	0	0	20,924	13,044	462,832	273,076

(1)	Based on the market price of $22.20 per share, which was the closing price per share of the Company’s Common Stock on Nasdaq on the last day of 2004, less the exercise price payable for such shares.

Employment and Severance Agreements

The Company currently has employment agreements with each of its Named Executive Officers.

Holdren senior management agreement

Huron Consulting Services LLC has entered into a senior management agreement with Mr. Holdren. The agreement, which was effective as of May 13, 2002, has an initial term of three years and automatically renews for additional one-year periods on an annual basis unless, at least 60 days prior to the expiration of the then-current term, we or Mr. Holdren provide notice that the agreement shall not renew. The agreement provides that Mr. Holdren will report to our board of directors. Under the terms of the agreement, in 2004, Mr. Holdren’s minimum annual base salary was $800,000 and his annual performance bonus target was $850,000. His compensation is subject to annual review. Mr. Holdren received a minimum payment in an amount of $225,000 with respect to his annual bonus for the twelve months ended May 13, 2004 and will receive a minimum payment in an amount of $112,500 with respect to his annual bonus for the twelve months ending May 13, 2005, with such amounts being paid in four quarterly installments during the annual employment period to which they relate. The additional amount of the annual bonus to be received by Mr. Holdren will be based on the achievement of performance goals set by our compensation committee. Mr. Holdren is also eligible for additional bonuses in the event that our annual earnings exceed targets set by the compensation committee, in amounts that the compensation committee determines to be appropriate.

Mr. Holdren’s agreement provides that if his employment is terminated by us without cause, if he resigns for good reason (as such terms are defined in the agreement) or if he is terminated in connection with a non-renewal of the agreement prior to the fifth anniversary of its execution, Mr. Holdren will be entitled to severance pay of $1,500,000, payable over the twelve-month period following termination, along with continuation of medical and dental benefits during such twelve-month period. All other company provided perquisites and benefits will be subject to the treatment provided under the terms of the applicable plans or programs. Mr. Holdren or his estate is entitled to six months’ base salary over the six-month period following his death or disability, along with continuation of medical benefits. In order to receive any of these severance payments, Mr. Holdren must execute a general release in favor of us. Mr. Holdren is also entitled to coverage under our directors and officers insurance policy for six years following his termination, subject to specified exceptions and limitations. Mr. Holdren has agreed to certain restrictive covenants that will survive for a period of one to three years following the termination of his employment pursuant to which he will not solicit our clients or interfere with our relationships with our employees or customers.

Mr. Holdren’s agreement provided for the purchase by him of 391,305 shares of our common stock, on December 10, 2002, pursuant to a separate restricted shares award agreement under our 2002 Equity Incentive Plan, the vesting of which accelerated on October 12, 2004. In addition, Mr. Holdren has the ability to exercise certain piggyback registration rights with respect to these shares. Pursuant to these piggyback registration rights, if we propose any underwritten public offering of our equity securities pursuant to an effective registration statement under the Securities Act (other than a registration statement relating to our employee benefit plans, exchange offers by us or a merger or acquisition of a business or assets by us), Mr. Holdren is entitled to include his shares of common stock in that registration, subject to cut back provisions in the event that, in connection with an underwritten offering, the managing underwriter advises us and Mr. Holdren that the inclusion of all the securities sought to be included in the registration by us, Mr. Holdren, any persons who have sought to have shares registered thereunder pursuant to demand registration rights and any other proposed sellers would adversely affect the marketability of the securities sought to be sold pursuant thereto. Pursuant to the agreement, we are obligated to pay all expenses incidental to our performance of, or compliance with, our obligations in connection with the piggyback registration rights.

In September 2004, we adopted an amendment to Mr. Holdren’s senior management agreement that provides Mr. Holdren with certain change of control benefits. Pursuant to the amendment, if Mr. Holdren’s employment is terminated within the 24 months following a change of control, either by us without cause or by Mr. Holdren with good reason, which includes not being the chief executive officer of the successor entity, all of his unvested equity awards will immediately become vested and exercisable and he will be entitled to severance pay of three times the total of his then-current base salary and target annual bonus. In the event of such termination, he will also be entitled to a pro-rata bonus for the year during which his termination occurs, 36 months of benefit continuation, and, if necessary, an excise tax gross-up payment.

Massaro senior management agreement

Huron Consulting Services LLC has also entered into a senior management agreement with Mr. Massaro. Mr. Massaro’s agreement, which was effective August 12, 2002, has an initial three-year term and automatically renews for additional one-year periods on an annual basis unless, at least 60 days prior to the expiration of the then-current term, we or Mr. Massaro provide notice that the agreement shall not renew. Under the terms of the agreement, Mr. Massaro receives a minimum annual base salary of $350,000 and has an annual performance bonus target during his initial three-year term of $150,000. His compensation is subject to annual review. Mr. Massaro has received a minimum payment of $75,000 with respect to his annual bonus for the twelve months ended August 12, 2004 and will receive a guaranteed minimum bonus payment of $37,500 for the twelve months ending August 12, 2005, payable in quarterly installments during the annual employment period. The remaining amount of the annual bonus to be received by Mr. Massaro will be based on the achievement of performance goals set by the compensation committee. Mr. Massaro is also eligible for additional bonuses in the event that our annual earnings exceed targets set by our compensation committee or the Chief Executive Officer, in amounts that the compensation committee determines to be appropriate.

Mr. Massaro was also granted options to acquire 21,740 shares of our common stock under our 2002 Equity Incentive Plan at the time his employment commenced. In accordance with the original terms of the grants under our 2002 Equity Incentive Plan, options granted under that plan vested fully on October 12, 2004.

Mr. Massaro’s agreement provides that if his employment is terminated by us without cause or if he resigns for good reason (as such terms are defined in the agreement), he will be entitled to severance pay equal to six months’ base salary and medical benefits, which amount is subject to offset for remuneration earned by Mr. Massaro during the six-month period following such a termination. In order to receive such severance payments, Mr. Massaro must execute a general release in favor of us. Mr. Massaro or his estate is entitled to severance pay of three months’ base salary payable over the three-month period following his death or disability, along with continuation of medical benefits. Mr. Massaro has also agreed to certain restrictive covenants that will survive for one year following the termination of his employment pursuant to which, among other things, he will not solicit our clients or interfere with our relationships with our employees or customers.

In September 2004, we adopted an amendment to Mr. Massaro’s senior management agreement that provides Mr. Massaro with certain change in control benefits. Pursuant to the amendment, if Mr. Massaro’s employment is terminated within the 24 months following a change of control, either by us without cause or by Mr. Massaro for good reason (as provided in the agreement), all of his unvested equity awards that were granted prior to such change of control will immediately become vested and exercisable, and he will be entitled to severance pay of two times the total of his then-current base salary and target annual bonus. In the event of such a termination, he will also be entitled to a pro-rata bonus for the year during which his termination occurs and 24 months of medical benefit continuation. In certain situations, Mr. Massaro may be entitled to an excise tax gross-up payment, or his severance benefits may be reduced to limit his excise tax burden.

Broadhurst senior management agreement

Huron Consulting Services LLC has also entered into a senior management agreement with Mr. Broadhurst. Mr. Broadhurst’s agreement, which was effective May 15, 2002, has an initial three-year term and automatically renews for additional one-year periods on an annual basis unless, at least 60 days prior to the expiration of the then-current term, we or Mr. Broadhurst provide notice that the agreement shall not renew. Under the terms of the agreement, Mr. Broadhurst receives an annual base salary of no less than $485,000, an annual target bonus for the initial term of $260,000 and has received a guaranteed minimum bonus payment of $130,000 with respect to such bonus for the twelve months ended May 15, 2004 and has a guaranteed minimum bonus payment of $65,000 for the twelve months ending May 15, 2005, to be paid in quarterly installments during the annual employment period. The remaining amount of the annual bonus to be received by Mr. Broadhurst will be based on the achievement of performance goals set by the Chief Executive Officer. Mr. Broadhurst is also eligible for additional bonuses in the event that our annual earnings exceed targets set by our compensation committee or the Chief Executive Officer, in amounts that the compensation committee determines to be appropriate.

Mr. Broadhurst was also granted options to acquire 32,609 shares of our common stock under our 2002 Equity Incentive Plan at the time his employment commenced. In accordance with the original terms of the grant, these options vested fully on October 12, 2004.

Mr. Broadhurst’s agreement provides that if his employment is terminated by us without cause or if he resigns for good reason (as such terms are defined in the agreement), he will be entitled to severance pay equal to six months’ base salary and medical benefits, which amount is subject to offset for remuneration earned by Mr. Broadhurst during the six-month period following such a termination. In order to receive such severance payments, Mr. Broadhurst must execute a general release in favor of us. Mr. Broadhurst or his estate is entitled to severance pay of three months’ base salary payable over the three-month period following his death or disability, along with continuation of medical benefits. Mr. Broadhurst has also agreed to certain restrictive covenants that will survive for one year following the termination of his employment pursuant to which, among other things, he will not solicit our clients or interfere with our relationships with our employees or customers.

In September 2004, we adopted an amendment to Mr. Broadhurst’s senior management agreement that provides Mr. Broadhurst with certain change in control benefits. Pursuant to the amendment, if Mr. Broadhurst’s employment is terminated within the 24 months following a change of control, either by us without cause or by Mr. Broadhurst for good reason (as provided in the agreement), all of his unvested equity awards that were granted prior to such change of control will immediately become vested and exercisable, and he will be entitled to severance pay equal to the total of one year of his then-current base salary and his then current target annual bonus. In the event of such a termination, he will also be entitled to a pro-rata bonus for the year during which his termination occurs and 12 months of medical benefit continuation. In certain situations, these benefits may be reduced to limit Mr. Broadhurst’s excise tax burden.

Burge senior management agreement

Huron Consulting Services LLC has also entered into a senior management agreement with Mr. Burge. Mr. Burge’s agreement, which was effective November 25, 2002, has an initial one-year term and automatically renews for additional one-year periods on an annual basis unless, at least 60 days prior to the expiration of the then-current term, we or Mr. Burge provide notice that the agreement will not renew. Under the terms of the agreement, Mr. Burge receives an annual base salary of no less than $225,000 and is eligible to participate in our annual performance bonus plan. Mr. Burge is also eligible for additional bonuses in the event that our annual earnings exceed targets set by our compensation committee or the Chief Executive Officer, in amounts that the compensation committee determines to be appropriate.

Mr. Burge was also granted options to acquire 26,087 shares of our common stock under our 2002 Equity Incentive Plan at the time his employment commenced. In accordance with the original terms of the grants under our 2002 Equity Incentive Plan, options granted under that plan vested fully on October 12, 2004.

Mr. Burge’s agreement provides that if his employment is terminated by us without cause or if he resigns for good reason (as such terms are defined in the agreement), he will be entitled to severance pay equal to six months’ base salary, which amount is subject to offset for remuneration earned by Mr. Burge during the six-month period following such a termination, earned but unpaid annual bonus for the calendar year immediately preceding the termination, and continuation of medical benefits for six months. In order to receive such severance payments, Mr. Burge must execute a general release in favor of us. Mr. Burge or his estate is entitled to severance pay of three months’ base salary payable over the three-month period following his death or disability, along with continuation of medical benefits. Mr. Burge has also agreed to certain restrictive covenants that will survive for one year following termination of his employment pursuant to which, among other things, he will not interfere with our relationships with our employees or customers.

In September 2004, we adopted an amendment to Mr. Burge’s senior management agreement that provides Mr. Burge with certain change in control benefits. Pursuant to the amendment, if Mr. Burge’s employment is terminated within 24 months following a change of control, either by us without cause or by Mr. Burge for good reason (as provided in the agreement), all of his unvested equity awards that were granted prior to such change of control will immediately become vested and exercisable, and he will be entitled to severance pay equal to the total of one year of his then-current base salary and his then-current target annual bonus. In the event of such a termination, he will also be entitled to a pro-rata bonus for the year during which his termination occurs and 12 months of medical benefit continuation. In certain situations, these benefits may be reduced to limit Mr. Burge’s excise tax burden.

Sawall senior management agreement

Huron Consulting Services LLC has also entered into a senior management agreement with Ms. Sawall. Ms. Sawall’s agreement, which was effective May 1, 2002, had an initial one-year term and automatically renews for additional one-year periods on an annual basis unless, at least 60 days prior to the expiration of the then-current term, we or Ms. Sawall provide notice that the agreement will not renew. Under the terms of the agreement, Ms. Sawall receives an annual base salary of no less than $225,000 and is eligible to participate in our annual performance bonus plan. Ms. Sawall is also eligible for additional bonuses in the event that our annual earnings exceed targets set by our compensation committee or the Chief Executive Officer, in amounts that the compensation committee determines to be appropriate.

Ms. Sawall was also granted options to acquire 16,305 shares of our common stock under our 2002 Equity Incentive Plan at the time her employment commenced. In accordance with the original terms of the grants under our 2002 Equity Incentive Plan, options granted under that plan vested fully on October 12, 2004.

Ms. Sawall’s agreement provides that if her employment is terminated by us without cause or if she resigns for good reason (as such terms are defined in the agreement), she will be entitled to severance pay equal to six months’ base salary and medical benefits, which amount is subject to offset for remuneration earned by Ms. Sawall during the six-month period following such a termination. In order to receive such severance payments, Ms. Sawall must execute a general release in favor of us. Ms. Sawall or her estate is entitled to severance pay of three months’ base salary payable over the three-month period following her death or disability, along with continuation of medical benefits. Ms. Sawall has also agreed to certain restrictive covenants that will survive for one year following termination of her employment pursuant to which, among other things, she will not interfere with our relationships with our employees or customers.

In September 2004, we adopted an amendment to Ms. Sawall’s senior management agreement that provides Ms. Sawall with certain change in control benefits. Pursuant to the amendment, if Ms. Sawall’s employment is terminated within the 24 months following a change of control, either by us without cause or by Ms. Sawall for good reason (as provided in the agreement), all of her unvested equity awards that were granted prior to such change of control will immediately become vested and exercisable, and she will be entitled to severance pay equal to the total of one year of her then-current base salary and her then-current target annual bonus. In the event of such a termination, she will also be entitled to a pro-rata bonus for the year during which her termination occurs and 12 months of medical benefit continuation. In certain situations, these benefits may be reduced to limit Ms. Sawall’s excise tax burden.

Report of the Compensation Committee on Executive Compensation

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “1934 Act”) and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 (the “1933 Act”) or the 1934 Act.

Compensation Philosophy and Policy Overview

The Compensation Committee believes that the compensation paid to its executive officers and practice leaders must attract and retain talented executives and motivate them to deliver superior performance and results consistent with the Company’s business objectives and the creation of shareholder value. Compensation must be competitive, as well as based on individual contribution, teamwork, and financial results.

The components of executive compensation are: base salary, annual cash incentive, and equity compensation, consisting primarily of restricted stock. The committee annually reviews and approves Huron’s practices regarding executive compensation for base salary levels, incentive compensation and equity awards for all executive officers and practice leaders.

Base Salary

Base salaries for the Chief Executive Officer, Chief Operating Officer, other executives and the practice group leaders are recommended by management to the committee and reviewed and approved by the committee based on the committee’s evaluation of each individual’s responsibilities, performance, and competitive compensation data for comparable companies. All of our executive officers and the majority of practice leaders have employment agreements that set minimum base salaries and contemplate an annual review and potential compensation increases.

Annual Incentives

Annual incentives are designed to tie a significant portion of each executive’s compensation to the Company’s performance, and to recognize individual contribution to the success of the Company in achieving its performance goals. Each executive has a target bonus and specific goals and performance objectives. In fiscal 2004, the board of managers of Huron Consulting Services LLC, the predecessor to the Company’s board of directors, reviewed the base salaries and set target bonuses for the Chief Executive Officer and Chief Operating Officer based on achievement of revenue and earnings before interest, taxes, depreciation and amortization (“EBITDA”) targets, as well as on its assessment of progress made on certain financial and organizational initiatives.

The Compensation Committee was established in October 2004, in connection with our IPO, and it evaluated the Chief Executive Officer and Chief Operating Officer’s achievement against their goals for fiscal 2004. The committee reviewed the performance and annual incentives of other executive officers and practice leaders against objectives set by the Chief Executive Officer, taking into account his recommendations and assessment of each executive’s success in achieving these goals, as well as the overall performance of each executive.

Long-Term Equity Incentives

The committee believes that equity compensation is an important vehicle to attract, motivate and retain executives. Equity compensation aligns executive interests with those of shareholders and encourages executives to act to maximize long-term shareholder value. Under our 2004 Omnibus Stock Plan, restricted stock, stock options and other forms of equity compensation may be granted to executive officers and other key employees who are expected to contribute to the Company’s ability to execute against long-term goals and objectives. The committee considers existing unvested equity holdings, individual performance, and anticipated future contributions to the business in determining new grants.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally limits the deductibility for federal income tax purposes of compensation in excess of $1 million to the CEO or any of the next four most highly paid executives of a publicly held corporation. Compensation exceeding $1 million may be deducted for federal income tax purposes if compensation is paid pursuant to a performance-based, nondiscretionary plan that is approved by shareholders. Treasury regulations provide transitional rules under Section 162(m) for compensation programs sponsored by a corporation that previously was not publicly held that becomes publicly held for these purposes. The Compensation Committee will exercise its discretion in determining whether to conform compensation plans payable to these executive officers to the deductibility requirements of Section 162(m).

Chief Executive Officer Compensation

Mr. Holdren’s total compensation was consistent with the compensation philosophy and objectives described above. Mr. Holdren’s employment agreement, which is described in detail in the section entitled “Executive Compensation,” established his base salary and target bonus for fiscal 2004. The Compensation Committee considered the following factors when reviewing the performance portion of Mr. Holdren’s bonus: growth in our revenue and EBITDA. The Compensation Committee did not attach any specific weighting to these factors. Based on achievement of performance goals set at the beginning of fiscal 2004, Mr. Holdren’s 2004 annual incentive of $850,000 was approved by the board of directors. In addition, the Compensation Committee awarded Mr. Holdren options to purchase up to 43,479 shares of common stock and 158,700 shares of restricted common stock.

Deborah Bricker, Chairperson

John McCartney

DuBose Ausley

Compensation Committee Interlocks and Insider Participation

During fiscal 2004, there were no Compensation Committee interlocks and no insider participation in Compensation Committee decisions that were required to be reported under the rules and regulations of the 1934 Act.

Performance Graph

The Company performance information is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the 1934 Act and the Company performance information shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the 1933 Act or the 1934 Act.

The following graph and table set forth information comparing the cumulative total return from a $100 investment in the Company, a broad-based stock index and the stocks making up an industry peer group on October 13, 2004 through the end of the Company’s most recent fiscal year.

The Peer Group is comprised of the following companies: Charles River Associates Incorporated, FTI Consulting, Inc., LECG Corporation, Navigant Consulting, Inc. and Resources Connection, Inc.

	Value of Investment		% Return
	10/13/04	12/31/04
Huron Consulting Group Inc.	100.00	143.23	43%
Nasdaq Stock Market Index	100.00	113.27	13%
Peer Group	100.00	117.98	18%

Certain Relationships and Related Transactions

In April 2002, a group of investors organized HCG Holdings LLC for the purpose of forming the Company with capital from these investors. Prior to the consummation of the Company’s IPO, HCG Holdings LLC owned approximately 93% of the Company’s outstanding common stock and all of its outstanding 8% preferred stock and 8% promissory notes. HCG Holdings LLC is controlled by Lake Capital Partners LP and Lake Capital Management LLC. Mr. Yovovich is president and a member of Lake Capital Management LLC. Lake Capital Investment Partners LP is the sole general partner of Lake Capital Partners LP and Lake Partners LLC is the sole general partner of Lake Capital Investment Partners LP. Mr. Yovovich is a member and manager of Lake Partners LLC as well as a member of the investment committee of Lake Capital Investment Partners LP. Mr. Yovovich also directly holds 2.9% of the common interests in HCG Holdings LLC.

From time to time, Huron Consulting Services LLC reimburses Lake Capital Management LLC for its out-of-pocket expenses in connection with its provision of requested management services. Under this arrangement, we paid approximately $105,000 for year ended December 31, 2004. Certain employees of Lake Capital Management LLC served as officers and directors of Huron Consulting Group Inc. and Huron Consulting Services LLC until May 2004.

Upon consummation of our IPO, we used $15.1 million of our net proceeds to redeem our outstanding 8% preferred stock and $10.7 million to repay our outstanding 8% promissory notes. All of our 8% preferred stock and 8% promissory notes were owned by HCG Holdings LLC. HCG Holdings LLC distributed substantially all of the proceeds that it receives in connection with its investment in us to its members in accordance with its organizational documents, including the proceeds it received from the sale of the shares in our IPO, the redemption of the outstanding 8% preferred stock and the repayment by us of the 8% promissory notes. As a result, Messrs. Broadhurst, Burge, Holdren, Massaro and McCartney received payments of approximately $53,400, $53,400, $1,067,600, $106,800 and $53,400, respectively. At approximately the same time, Mr. Yovovich received a payment of approximately $247,400 in redemption of his preferred interests in HCG Holdings LLC that he held directly. HCG Holdings LLC currently owns approximately 54% of the Company’s outstanding common stock.

In connection with the IPO, in which HCG Holdings LLC participated as a selling stockholder, the Company paid all of the offering expenses of HCG Holdings LLC, other than underwriting discounts and commissions and transfer taxes with respect to the shares sold by HCG Holdings LLC.

We have an arrangement whereby we share with Lake Capital Management LLC season tickets for a luxury suite at Soldier Field for home games of the Chicago Bears that we use to entertain current and prospective clients. Under this arrangement, we paid $66,500 for the 2004 season and are responsible for $68,900 for the 2005 season.

Mr. Massaro’s son-in-law, Marc Mercier, is currently employed by us as a manager. In this capacity, he received total compensation of approximately $73,500 in the year ended December 31, 2004.

Huron Consulting Services LLC entered into an agreement, effective as of September 3, 2003, with Highline Technology LLC, an entity of which Mr. Yovovich owns 50%. Pursuant to the agreement, Highline Technology provides management of information technology services, including budgeting, network planning and management, purchasing and contract negotiation assistance, security and risk management and other requested information technology services. We paid quarterly fees of $31,250, plus expenses, during the term of the agreement. The agreement can be terminated by either party for any reason upon 30 days’ prior written notice to the other party. No payments were made under the agreement in 2003, and a total of $212,000 was paid in 2004. We have internalized the services performed for us by Highline Technology by hiring a Director of Information Technology in November, 2004. We have terminated our original agreement with Highline Technology in accordance with its terms and have entered into an agreement with Highline to provide limited consulting services to our information technology group on a time and materials basis.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF AUDITOR

PricewaterhouseCoopers LLP, which has been the independent auditor for the Company since its inception, has been appointed by the Audit Committee as auditor for the Company and its subsidiaries for the fiscal year ending December 31, 2005. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of the independent auditor requires the affirmative vote of the holders of a majority of the total shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting provided that a quorum of at least one-third of the outstanding shares are represented at the meeting. Abstentions will have the same effect as a vote against ratification. Broker non-votes will not be considered shares entitled to vote with respect to ratification of the appointment and will not be counted as votes for or against the ratification. Proxies submitted pursuant to this solicitation will be voted for the ratification of PricewaterhouseCoopers LLP as the Company’s auditors for the fiscal year ending December 31, 2005, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2004 and December 31, 2003, and fees for other services rendered by PricewaterhouseCoopers LLP during those periods.

	2004	2003
	(in thousands)
Audit Fees	$1,079	$162
Audit Related Fees	—	15
Tax Fees	112	80
All Other Fees	—	—

Total	$1,191	$257

Audit Fees—all services, including tax services and accounting consultation necessary to perform an audit of the consolidated financial statements of Huron; services in connection with statutory and regulatory filings or engagements; comfort letters; statutory audits; attest services; consents and assistance with and review of documents filed with the SEC, including documents relating to our IPO.

Audit Related Fees—employee benefit plan audits, due diligence related to mergers and acquisitions; accounting consultations and audits in connection with acquisitions, internal control reviews; attest services that are not required by statute or regulations; consultation concerning financial accounting and reporting standards.

Tax Fees—tax compliance (preparation of original and amended tax returns, claims for refund and tax payment-planning services): tax planning; other tax advice (assistance with tax audits and appeals, tax advice related to mergers and acquisitions, employee benefit plans and requests for rulings or technical advice from taxing authorities).

All Other Fees—any other work that is not Audit, Audit-Related or a Tax Service.

The Audit Committee considers whether the provision of these services is compatible with maintaining the auditor’s independence, and has determined such services for fiscal 2004 and 2003 were compatible.

We have been advised by PricewaterhouseCoopers LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditor.

The Audit Committee, on a periodic basis, determines certain services that have the general pre-approval of the Committee. The Audit Committee must separately pre-approve any services not receiving such general pre-approval. Requests for such approval must be submitted by both the auditor and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request is consistent with the SEC’s rules on auditor independence. No services are undertaken which are not pre-approved. The Audit Committee will establish pre-approved fee levels for all services to be provided by the auditor. On a periodic basis, the Chief Financial Officer and the auditor report to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts.

Report of the Audit Committee

The following report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the 1934 Act and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the 1934 Act.

The Audit Committee evidenced its completion of and compliance with the duties and responsibilities set forth in the adopted Audit Committee Charter through a formal written report set forth below.

February 9, 2005

The Board of Directors

Huron Consulting Group Inc.

Fellow Directors:

The primary purpose of the Audit Committee is to assist the board of directors in its general oversight of the Corporation’s financial reporting process. The Audit Committee conducted its oversight activities for Huron Consulting Group Inc. and subsidiaries (“Huron”) in accordance with the duties and responsibilities outlined in the audit committee charter. The Audit Committee annually reviews the NASD standard of independence for audit committees and its most recent review determined that the committee meets that standard.

Huron’s management is responsible for the preparation, consistency, integrity and fair presentation of the financial statements, accounting and financial reporting principles, systems of internal control, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Huron’s independent auditors, PricewaterhouseCoopers LLP, are responsible for performing an independent audit of the financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.

The Audit Committee, with the assistance and support of the Huron finance department and management of Huron, has fulfilled its objectives, duties and responsibilities as stipulated in the audit committee charter and has provided adequate and appropriate independent oversight and monitoring of Huron’s systems of internal control for the fiscal year ended December 31, 2004.

These activities included, but were not limited to, the following during the fiscal year ended December 31, 2004:

•	Reviewed and discussed the audited financial statements with management and the external auditors.

•	Discussed with the external auditors the matters requiring discussion by Statement on Auditing Standards No. 61 “Communication with Audit Committees,” including matters related to the conduct of the audit of the financial statements.

•	Received written disclosures and letter from the external auditors required by Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees,” and discussed with the auditors their independence.

In reliance on the Committee’s review and discussions of the matters referred to above, the Audit Committee recommends the audited financial statements be included in Huron’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Huron Consulting Group Inc. Audit Committee

John McCartney, Chairperson

James D. Edwards

DuBose Ausley

SUBMISSION OF STOCKHOLDER PROPOSALS

In order to be included in the Company’s Proxy Statement relating to its next annual meeting, stockholder proposals must be received by the Company no later than November 31, 2005 by the Secretary of the Company at the Company’s principal executive offices. Pursuant to the Company’s Bylaws, stockholders who intend to present an item for business at the next annual meeting (other than a proposal submitted for inclusion in the Company’s proxy materials) must provide notice to the Secretary no earlier than January 3, 2006 and no later than February 2, 2006. Stockholder proposals must set forth (1) a brief description of the business desired to be brought before the annual meeting and the reason for conducting such business at the annual meeting, (2) the name and address of the stockholder proposing such business, (3) the number of shares of Common Stock beneficially owned by such stockholder and (4) any material interest of such stockholder in such business. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the 1934 Act.

OTHER MATTERS

Management does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders and it does not know of any business which persons, other than the management, intend to present at the meeting. Should any other matters requiring a vote of the stockholders arise, the proxies in the enclosed form confer discretionary authority on the board of directors to vote on any other matter proposed by stockholders in accordance with their best judgment. Votes against proposals or abstentions from voting on proposals will not be used to adjourn or postpone the Annual Meeting.

The Company will bear the cost of soliciting proxies. To the extent necessary, proxies may be solicited by directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. The Company will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s shares. The Company will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of shares of the Common Stock which they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

By Order of the Board of Directors

Natalia Delgado, Corporate Secretary

Chicago, Illinois

March 31, 2005

APPENDIX A

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS OF

HURON CONSULTING GROUP INC.

ADOPTED AS OF OCTOBER 12, 2004

I.	PURPOSE OF THE COMMITTEE

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Huron Consulting Group Inc. (the “Corporation”) is to oversee the accounting and financial reporting processes of the Corporation and its subsidiaries and the audits of the financial statements of the Corporation.

II.	COMPOSITION OF THE COMMITTEE

The Committee shall consist of three or more directors, as determined from time to time by the Board. Each member of the Committee shall be qualified to serve on the Committee pursuant to the requirements of The Nasdaq Stock Market, Inc. (“Nasdaq”) and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated by Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act, and any additional requirements that the Board deems appropriate. At least one member of the Committee shall satisfy the Nasdaq financial sophistication requirement.

No director may serve as a member of the Committee if such director serves on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Committee.

The chairperson of the Committee shall be designated by the Board, provided that if the Board does not so designate a chairperson, the members of the Committee, by a majority vote, may designate a chairperson.

Any vacancy on the Committee shall be filled by majority vote of the Board. No member of the Committee shall be removed except by majority vote of the Board.

III.	MEETINGS OF THE COMMITTEE

The Committee shall meet as often as it determines necessary to carry out its duties and responsibilities, but no less frequently than once every fiscal quarter. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary. The Committee should meet separately, as it deems necessary, with (i) management, (ii) the Corporation’s internal auditors (all references in this Charter to the internal auditor, internal audit department or internal audit function shall include, as applicable, any co-source or outsource internal audit firm) and (iii) the Corporation’s independent auditors, in each case to discuss any matters that the Committee or any of the above persons or firms believe warrant Committee attention.

A majority of the members of the Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum.

The Committee shall maintain minutes of its meetings and records relating to those meetings and shall report regularly to the Board on its activities, as appropriate.

IV.	DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

In carrying out its duties and responsibilities, the Committee’s policies and procedures should remain flexible, so that it may be in a position to best address, react or respond to changing circumstances or conditions. The following duties and responsibilities are within the authority of the Committee and the Committee shall, consistent with and subject to applicable law and rules and regulations promulgated by the SEC, Nasdaq, or any other applicable regulatory authority:

Selection, Evaluation, and Oversight of the Auditors

(a) Be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation, and each such registered public accounting firm must report directly to the Committee (the registered public accounting firm engaged for the purpose of preparing or issuing an audit report for inclusion in the Corporation’s Annual Report on Form 10-K is referred to herein as the “independent auditors”);

(b) Review and, in its sole discretion, approve in advance the Corporation’s independent auditors’ annual engagement letter, including the proposed fees contained therein, as well as all audit and, as provided in Section 10A of the Exchange Act and the SEC rules and regulations promulgated thereunder, all permitted non-audit engagements and relationships between the Corporation and such independent auditors (which approval should be made after receiving input from the Corporation’s management, if desired). Approval of audit and permitted non-audit services will be made by the Committee. The Committee may establish pre-approval policies and procedures, as permitted by Section 10A of the Exchange Act and the SEC rules and regulations promulgated thereunder, for the engagement of independent accountants to render services to the Corporation, including but not limited to policies that would allow the delegation of pre-approval authority to one or more members of the Committee, provided that any pre-approvals delegated to one or more members of the Committee are reported to the Committee at its next scheduled meeting;

(c) Review the performance of the Corporation’s independent auditors, including the lead partner of the independent auditors, and, in its sole discretion, make decisions regarding the replacement or termination of the independent auditors when circumstances warrant;

(d) Evaluate the independence of the Corporation’s independent auditors by, among other things:

(i)	obtaining and reviewing from the Corporation’s independent auditors a formal written statement delineating all relationships between the independent auditors and the Corporation, consistent with Independence Standards Board Standard 1;

(ii)	actively engaging in a dialogue with the Corporation’s independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors; and

(iii)	taking, or recommending that the Board take, appropriate action to oversee the independence of the Corporation’s independent auditors;

(iv)	monitoring compliance by the Corporation’s independent auditors with the audit partner rotation requirements contained in Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC thereunder;

Oversight of Annual Audit and Quarterly Reviews

(e) Review and discuss with the independent auditors their annual audit plan, including the timing and scope of audit activities, and monitor such plan’s progress and results during the year;

(f) Review with the Corporation’s independent auditors the following information, which is required to be reported by the independent auditor:

(i)	all critical accounting policies and practices to be used;

(ii)	all alternative treatments of financial information that have been discussed by the independent auditors and management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors;

(iii)	all other material written communications between the independent auditors and management, such as any management letter and any schedule of unadjusted differences;

(g) Review with management and the Corporation’s independent auditors and, if appropriate, the internal auditor, the Corporation’s annual audited financial statements and quarterly financial statements, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and any major issues related thereto;

(h) Resolve all disagreements between the Corporation’s independent auditors and management regarding financial reporting;

Oversight of Financial Reporting Process and Internal Controls

(i) Review the adequacy and effectiveness of the Corporation’s accounting and internal control policies and procedures on a regular basis;

(j) Review with management, as the Committee determines to be necessary, the progress and results of material internal audit projects, and, when deemed necessary or appropriate by the Committee, direct the Corporation’s chief executive officer to assign additional internal audit projects to the internal auditor;

(k) Receive periodic reports from the Corporation’s independent auditors, management and the internal auditor to assess the impact on the Corporation of significant accounting or financial reporting developments that may have a bearing on the Corporation;

(l) Establish and maintain free and open means of communication between and among the Committee, the Corporation’s independent auditors, the Corporation’s internal auditing department and management;

(m) Review the type and presentation of information to be included in the Corporation’s earnings press releases (especially the use of “pro forma” or “adjusted” information not prepared in compliance with generally accepted accounting principles), as well as financial information and earnings guidance provided by the Corporation to analysts and rating agencies (which review may be done generally (i.e., discussion of the types of information to be disclosed and type of presentations to be made), and the Committee need not discuss in advance each earnings release or each instance in which the Corporation may provide earnings guidance);

Miscellaneous

(n) Review and approve or disapprove of proposed transactions or courses of dealings with respect to which executive officers or directors or members of their immediate families have an interest (including all transactions required to be disclosed by Item 404(a) of Regulation S-K);

(o) Prepare the report required by the rules of the SEC to be included in the Corporation’s annual proxy statement;

(p) Establish procedures for (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters;

(q) Secure independent expert advice to the extent the Committee determines it to be appropriate, including retaining, with or without Board approval, independent counsel, accountants, consultants or others, to assist the Committee in fulfilling its duties and responsibilities, the cost of such independent expert advisors to be borne by the Corporation;

(r) Review and assess the adequacy of this Charter on an annual basis; and

(s) Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.

V.	INVESTIGATIONS AND STUDIES; OUTSIDE ADVISERS

The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities, and may retain, at the Corporation’s expense, such independent counsel or other consultants or advisers as it deems necessary.

* * *

While the Committee has the duties and responsibilities set forth in this charter, the Committee is not responsible for preparing or certifying the financial statements, for planning or conducting the audit, or for determining whether the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. These tasks are the responsibility of management and the Corporation’s independent auditors.

* * *

REVOCABLE PROXY OF HOLDERS

OF COMMON STOCK

[FORM OF PROXY CARD]

PROXY	PROXY

HURON CONSULTING GROUP INC.

Annual Meeting of Stockholders on May 3, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Gary E. Holdren and Natalia Delgado, and each of them, are hereby authorized as Proxies, with full power of substitution, to represent and vote the Common Stock of the undersigned at the Annual Meeting of stockholders of Huron Consulting Group Inc., a Delaware corporation, to be held on Tuesday, May 3, 2005, or any adjournment thereof, with like effect as if the undersigned were personally present and voting, upon the matters indicated on the reverse side of this card.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED STOCKHOLDERS. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NAMES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

IMPORTANT—THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

HURON CONSULTING GROUP INC.

PLEASE MARK VOTE IN CHECKBOX IN THE FOLLOWING MATTER USING DARK INK ONLY.  ☒

The Board of Directors recommends a vote “FOR” each of the proposals below:

1.	Election of Directors	For	Vote With held	For All Except	2.	To ratify the appointment of PricewaterhouseCoopers, LLP as independent auditors of the Company for the fiscal year ending December 31, 2005.	For	Against	Abstain
	Nominees George E. Massaro Paul G. Yovovich	☐	☐	☐			☐	☐	☐

INSTRUCTION: To withhold your vote for any individual nominee, write that nominee’s name on the line provided below:
					3.	In their discretion, upon such other business as may properly come before the meeting or any adjournment thereof; all as set out in the Notice and Proxy Statement relating to the Annual Meeting of Stockholders, receipt of which is hereby acknowledged

						Dated:	, 2005

Signature

Signature if held jointly

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign, When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign the full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

é FOLD AND DETACH HERE é

YOUR VOTE IS IMPORTANT!

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY

USING THE ENCLOSED ENVELOPE.